EXHIBIT 99.1

Chemung Financial Reports Third Quarter 2013 Earnings

ELMIRA, N.Y., Oct. 28, 2013 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (Nasdaq:CHMG), the parent company of Chemung Canal Trust Company, reported third quarter ended September 30, 2013 and year-to-date net income and earnings per share. Highlights for the third quarter and year-to-date include:

  Net income for the third quarter of 2013 was $2.2 million, or $0.47 per share, compared with $2.8 million, or $0.61 per share, for the same quarter in the prior year. Excluding pre-tax acquisition expenses of $0.2 million, core net income for the third quarter of 2013 was $2.3 million, or $0.50 per share.
  Net income for the nine months ended September 30, 2013 was $7.2 million, or $1.56 per share, compared with $8.9 million, or $1.92 per share, for the same period in the prior year, a decrease of $1.7 million, or 18.5%. Excluding pre-tax acquisition expenses of $0.2 million, core net income for the nine months ended September 30, 2013 was $7.4 million, or $1.58 per share. Excluding pre-tax items of $0.3 million in net gain on securities transactions and $0.8 million in casualty gains, core net income for the nine months ended September 30, 2012 was $8.2 million, or $1.78 per share.
  Net interest margin for the third quarter of 2013 was 3.84%, compared with 3.87% for the preceding quarter and 4.04% for the third quarter in the prior year. Net interest margin for the nine months ended September 30, 2013 was 3.93%, down from 4.10% for the same period in the prior year, while interest-earning assets increased $30.6 million.
  Non-performing assets to total assets ratio was 0.61% at September 30, 2013 compared with 0.53% at December 31, 2012 and 0.75% at September 30, 2012.
  Capital remains strong as the tangible equity to tangible assets ratio was 8.25% at September 30, 2013, compared with 8.53% at December 31, 2012 and 8.39% at September 30, 2012.
  Book value per share increased to $28.93 at September 30, 2013 from $28.20 at December 31, 2012.
  Dividends declared during the quarter ended September 30, 2013 were $0.26 per share compared with $0.25 per share for the prior year, an increase of 4.0%.
  In the third quarter, in anticipation of the increase in liquidity resulting from the purchase of six branches with approximately $260 million in deposits, the Corporation initiated a pre-funding strategy. The strategy involved the purchase of investment securities of varying maturities, funded with short-term FHLB advances. The maturities and cash flows of the securities were structured to provide funding for the anticipated deployment into new commercial and consumer loans originated in the near future. The acquisition of the branches will close in the fourth quarter of 2013.

Ronald M. Bentley, President and CEO stated, "We are pleased to report solid quarterly earnings combined with strong asset quality and capital levels. Despite a sluggish economy in many of our markets, we continue to experience growth in our commercial and consumer loan portfolios." Mr. Bentley also stated, "Our branch acquisition pre-funding strategy, which included growth in securities and loans, drove an increase in net interest income for the third quarter of 2013 compared with the preceding quarter."

Summary:

Chemung Financial Corporation reported net income of $2.2 million for the third quarter of 2013, a decrease of $0.6 million, or 23.1%, compared with $2.8 million for the same period in the prior year. Earnings per share for the third quarter of 2013 totaled $0.47, compared with $0.61 for the same period in the prior year. Return on average assets and return on average equity for the third quarter of 2013 were 0.67% and 6.45%, respectively, compared with 0.89% and 8.53%, respectively, for the same period in the prior year.

Core net income for the third quarter of 2013 was $2.3 million, or $0.50 per share, compared with $2.8 million, or $0.61 per share, for the same period in the prior year. Core net income for the current quarter excluded $0.2 million in acquisition expenses. The decrease in core net income was due primarily to a decline of $0.3 million in net interest income and increases of $0.6 million in the provision for loan losses and $0.3 million in non-interest expense. These items were partially offset by an increase of $0.4 million in non-interest income and a reduction of $0.3 million in income taxes. Core return on average assets and core return on average equity for the third quarter of 2013 were 0.71% and 6.85%, respectively, compared with 0.90% and 8.55%, respectively, for the same period in the prior year.

Net income of $2.2 million for the current quarter ended September 30, 2013 represents a decrease of $0.5 million, or 17.9%, from net income of $2.7 million for the preceding quarter ended June 30, 2013. The decline in earnings was due primarily to increases of $0.4 million in the provision for loan losses and $0.4 million in non-interest expense, which included $0.2 million in acquisition expenses. Earnings per share for the current quarter totaled $0.47 compared with $0.57 for the preceding quarter. Return on average assets and return on average equity for the current quarter were 0.67% and 6.45%, respectively, compared with 0.84% and 7.92%, respectively, for the preceding quarter.

Net income for the nine months ended September 30, 2013 was $7.2 million, a decrease of $1.7 million, or 18.5%, compared with $8.9 million for the nine months ended September 30, 2012. Earnings per share for the nine months ended September 30, 2013 was $1.56, compared with $1.92 for the nine months ended September 30, 2012. Return on average assets and return on average equity for the nine months ended September 30, 2013 were 0.76% and 7.25%, respectively, compared with 0.95% and 9.12%, respectively, for the same period in the prior year.

Core net income for the nine months ended September 30, 2013 was $7.4 million compared with $8.2 million for the nine months ended September 30, 2012. The current year core net income excluded $0.2 million in acquisition expenses. The prior year core net income excluded pre-tax items of $0.3 million in net gain on securities transactions and $0.8 million in casualty gains. The decrease in core net income was due primarily to a decline of $0.6 million in net interest income and increases of $1.0 million in the provision for loan losses and $0.6 million in non-interest expense. These items were partially offset by an increase of $0.9 million in non-interest income and a reduction of $0.4 million in income taxes. Core earnings per share for September 30, 2013 was $1.58, compared with $1.78 for the nine months ended September 30, 2012. Core return on average assets and core return on average equity for the nine months ended September 30, 2013 were 0.77% and 7.38%, respectively, compared with 0.88% and 8.45%, respectively, for the same period in the prior year.

Net Interest Income:

Net interest income for the third quarter of 2013 totaled $11.5 million compared with $11.8 million for the same period in the prior year, a decrease of $0.3 million, or 2.3%. Net interest margin was 3.84% for the third quarter of 2013 compared with 4.04% for the same period in the prior year. The decline in net interest income was due primarily to a 29 basis point decrease in the yield on interest-earning assets, partially offset by a 12 basis point decline in the cost of funds and an increase of $29.5 million in average earning assets.

Net interest income for the current quarter totaled $11.5 million compared with $11.3 million for the preceding quarter ended June 30, 2013, an increase of $0.2 million, or 1.7%. Net interest margin was 3.84% for the current quarter compared with 3.87% for the preceding quarter. The increase in net interest income was due primarily to an increase of $16.1 million in average earning assets, partially offset by a four basis point decrease in the yield on interest-earning assets. The decline in net interest margin was due primarily to yields on interest-earning assets decreasing at a faster rate than the cost of interest-bearing liabilities.

Net interest income for the nine months ended September 30, 2013 totaled $34.6 million compared with $35.2 million for the prior year, a decrease of $0.6 million, or 1.8%. Net interest margin was 3.93% for the nine months ended September 30, 2013 compared with 4.10% for the same period in the prior year. The decline in net interest income was due primarily to margin compression evidenced by a 31 basis point decrease in the yield on interest-earning assets, partially offset by a 17 basis point decline in the cost of funds and an increase of $30.6 million in average earning assets. The decline in net interest margin was due primarily to yields on interest-earning assets decreasing at a faster rate than the cost of interest-bearing liabilities. The decrease in yield on interest-earning assets was attributable to lower loan yields as loans continue to reprice at current market rates.

Non-Interest Income:

Non-interest income for the third quarter of 2013 was $4.4 million compared with $4.5 million for the preceding quarter ended June 30, 2013 and $4.0 million for the same second quarter in the prior year. The increase from the year-ago quarter was due primarily to increases in Wealth Management fee income, service charges on deposit accounts and net gain on sales of other real estate owned. The decline from the preceding quarter was due primarily to decreases in Wealth Management fee income and net gain on sales of loans held for sale.

Non-interest income for the nine months ended September 30, 2013 was $12.8 million compared with $13.0 million for the prior year, a decrease of $0.2 million, or 1.1%. The decline was due primarily to reductions of $0.8 million in casualty gains from insurance reimbursements and $0.3 million in net gain on securities transactions. These items were partially offset by increases of $0.3 million in Wealth Management Group fee income, $0.2 million in service charges on deposit accounts and $0.2 million in net gain on sales of loans held for sale.

Non-Interest Expense:

Non-interest expense for the third quarter of 2013 was $11.8 million compared with $11.3 million for the prior year, an increase of $0.5 million, or 4.2%. The increase was due primarily to increases of $0.2 million in data processing costs and $0.2 million in acquisition expenses.

Non-interest expense for the current quarter was $11.8 million compared with $11.4 million for the preceding quarter ended June 30, 2013, an increase of $0.4 million, or 3.7%. The increase was due primarily to increases of $0.2 million in acquisition expenses, $0.1 million in salaries and wages, and $0.1 million in marketing and advertising expense.

Non-interest expense for the nine months ended September 30, 2013 was $34.9 million compared with $34.2 million for the prior year, an increase of $0.7 million, or 2.3%. The increase was due primarily to increases of $0.4 million in salaries and wages, $0.2 million in acquisition expenses and $0.2 million in data processing costs. These items were partially offset by decreases of $0.1 million in other real estate owned expenses and $0.1 million in amortization of intangible assets. The increase in salaries and wages was due primarily to compensation related to merit increases and incentive plans.

Asset Quality:

Non-performing loans totaled $7.6 million at September 30, 2013, or 0.79% of total loans, up from $6.0 million, or 0.68%, at December 31, 2012 and down from $8.7 million, or 0.99%, at September 30, 2012. The increase in non-performing loans at September 30, 2013 was primarily in the commercial loan segment of the loan portfolio. Non-performing assets, which are comprised of non-performing loans and other real estate owned, totaled $8.2 million at September 30, 2013, or 0.61% of total assets, up from $6.6 million, or 0.53%, at December 31, 2012 and down from $9.6 million, or 0.75%, at September 30, 2012.

Management performs an ongoing assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, credit quality of the loan portfolio, current economic conditions and loan growth. Based on this analysis, the provision for loan losses for the third quarter of 2013 was $0.9 million compared with $0.5 million for the preceding quarter ended June 30, 2013, and $0.2 million for the same period in the prior year. The increase in the provision for loan losses was due primarily to one commercial loan, loan portfolio growth and higher net charge-offs. Net charge-offs for the current quarter were $0.3 million compared with net recoveries of less than $0.1 million for the preceding quarter and net recoveries of $0.2 million for the same period in the prior year.

The provision for loan losses for the nine months ended September 30, 2013 was $1.8 million compared with $0.8 million for the same period in the prior year. The increase in the provision for loan losses was due primarily to one commercial loan, loan portfolio growth and higher net charge-offs. Net charge-offs for the nine months ended September 30, 2013 were $0.3 million compared with net recoveries of $0.3 million for the prior year.

At September 30, 2013 the allowance for loan losses was $11.9 million, compared with $10.4 million at December 31, 2012 and $10.8 million at September 30, 2012. The allowance for loan losses was 155.12% of non-performing loans at September 30, 2013, compared with 172.96% at December 31, 2012 and 124.96% at September 30, 2012. The ratio of the allowance for loan losses to total loans was 1.23% at September 30, 2013, compared with 1.17% at December 31, 2012 and 1.24% at September 30, 2012.

Balance Sheet Activity:

Assets totaled $1.341 billion at September 30, 2013 compared with $1.248 billion at December 31, 2012, an increase of $92.9 million, or 7.4%. The growth was due primarily to increases of $74.1 million, or 8.3%, in total portfolio loans and $22.4 million, or 9.0%, in investment securities. The increase in portfolio loans was due to strong growth of $46.9 million in commercial loans and $33.6 million in consumer loans. The increase in investment securities was related to a pre-funding strategy associated with the acquisition of six branches scheduled to close in the fourth quarter of 2013.

Deposits totaled $1.088 billion at September 30, 2013 compared with $1.045 million at December 31, 2012, an increase of $43.7 million, or 4.2%. The growth was primarily due to increases of $46.3 million in money market accounts and $10.2 million in savings deposits. These items were partially offset by a decrease of $14.8 million in higher cost time deposits. At September 30, 2013, demand deposit and money market accounts comprised 62.7% of total deposits compared with 60.7% at December 31, 2012 and 60.9% at September 30, 2012.

The increase in FHLB advances was due to primarily to an increase of $49.1 million in low-cost overnight FHLB advances. The increase was related to a pre-funding strategy associated with the acquisition of six branches scheduled to close in the fourth quarter of 2013. The overnight FHLB advances will be paid off after the acquisition is closed.

Total equity was $134.8 million at September 30, 2013 compared with $131.1 million at December 31, 2012. The total equity to total assets ratio was 10.05% at September 30, 2013 compared with 10.50% at December 31, 2012. The tangible equity to tangible assets ratio was 8.25% at September 30, 2013 compared with 8.53% at December 31, 2012. Book value per share increased to $28.93 at September 30, 2013 from $28.20 at December 31, 2012. As of September 30, 2013, both the Corporation's and the Bank's capital ratios were in excess of those required to be considered well-capitalized under regulatory capital standards.

Other Items:

The market value of total assets under management or administration in our Wealth Management Group was $1.829 billion at September 30, 2013 compared with $1.735 billion at December 31, 2012 and $1.722 billion at September 30, 2012.

On July 12, 2013, Chemung Financial Corporation announced that its banking subsidiary, Chemung Canal Trust Company entered into an agreement with Bank of America to purchase six branch offices located in Auburn, Cortland, Ithaca and Seneca Falls, New York. As part of the transaction, Chemung Canal Trust Company will acquire approximately $260.9 million in deposits and $1.8 million in loans. The transaction will close in the fourth quarter of 2013 and is expected to be accretive to Chemung Financial Corporation earnings in 2015.

About Chemung Financial Corporation:

Chemung Financial Corporation is a $1.3 billion financial services holding company headquartered in Elmira, New York and operates 28 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full-service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance.

This press release may be found at: www.chemungcanal.com under Shareholder Info.

Forward-Looking Statements:

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding, among other things, the Corporation's expected financial condition and results of operations, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, difficulties in managing the Corporation's growth, competition, changes in law or the regulatory environment, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and changes in general business and economic trends. Information concerning these and other factors can be found in the Corporation's periodic filings with the Securities and Exchange Commission, including in our 2012 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
(Dollars in thousands, except share data)	2013	2013	2013	2012	2012
ASSETS
Cash and due from financial institutions	$ 37,491	$ 23,812	$ 27,757	$ 29,239	$ 35,324
Interest-bearing deposits in other financial institutions	2,438	945	18,380	11,002	45,908
Total cash and cash equivalents	39,929	24,757	46,137	40,241	81,232

Trading assets, at fair value	313	389	384	348	275

Securities available for sale	259,275	225,362	235,307	239,686	253,669
Securities held to maturity	6,544	6,570	9,898	5,749	6,163
FHLB and FRB stocks, at cost	6,725	4,579	4,607	4,710	4,760
Total investment securities	272,544	236,511	249,812	250,145	264,592

Commercial	500,957	478,018	481,063	454,048	444,491
Mortgage	194,042	198,072	202,114	200,476	193,049
Consumer	272,635	257,950	238,256	238,993	238,818
Total loans	967,634	934,040	921,433	893,517	876,358
Allowance for loan losses	(11,856)	(11,320)	(10,825)	(10,433)	(10,828)
Loans, net	955,778	922,720	910,608	883,084	865,530

Loans held for sale	866	947	786	1,057	1,165
Premises and equipment, net	25,087	24,969	24,800	25,484	24,863
Goodwill	21,824	21,824	21,824	21,824	21,824
Other intangible assets, net	4,481	4,695	4,909	5,144	5,382
Other assets	20,269	20,348	20,712	20,833	22,117
Total assets	$ 1,341,091	$ 1,257,160	$ 1,279,972	$ 1,248,160	$ 1,286,980

Deposits:
Non-interest-bearing demand deposits	$ 297,053	$ 297,523	$ 296,361	$ 300,610	$ 302,509
Interest-bearing demand deposits	96,191	89,027	102,201	90,730	108,923
Insured money market accounts	289,459	261,060	265,025	243,115	248,722
Savings deposits	183,804	182,393	181,421	173,589	174,074
Time deposits	221,938	224,965	232,091	236,690	248,948
Total deposits	1,088,445	1,054,968	1,077,099	1,044,734	1,083,176

Securities sold under agreements to repurchase	30,499	30,568	31,427	32,711	32,918
FHLB advances	75,146	26,101	27,158	27,225	28,046
Other liabilities	12,195	12,844	11,380	12,375	9,960
Total liabilities	1,206,285	1,124,481	1,147,064	1,117,045	1,154,100

Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	45,556	45,451	45,473	45,357	45,538
Retained earnings	110,740	109,755	108,296	107,078	106,092
Treasury stock, at cost	(18,266)	(18,205)	(18,291)	(18,566)	(18,731)
Accumulated other comprehensive income (loss)	(3,277)	(4,375)	(2,623)	(2,807)	(72)
Total shareholders' equity	134,806	132,679	132,908	131,115	132,880
Total liabilities and shareholders' equity	$ 1,341,091	$ 1,257,160	$ 1,279,972	$ 1,248,160	$ 1,286,980

Period-end shares outstanding	4,660,217	4,659,931	4,657,151	4,649,741	4,642,317

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Nine Months Ended			Three Months Ended
	September 30,		Percent	September 30,		Percent
(Dollars in thousands, except share and per share data)	2013	2012	Change	2013	2012	Change
Interest and dividend income:
Loans, including fees	$ 33,605	$ 34,078	(1.4)	$ 11,245	$ 11,374	(1.1)
Taxable securities	3,120	4,142	(24.7)	1,003	1,306	(23.2)
Tax exempt securities	845	977	(13.5)	258	300	(14.0)
Interest-bearing deposits	21	123	(82.9)	3	35	(91.4)
Total interest and dividend income	37,591	39,320	(4.4)	12,509	13,015	(3.9)

Interest expense:
Deposits	1,791	2,487	(28.0)	572	760	(24.7)
Securities sold under agreements to repurchase	645	763	(15.5)	214	231	(7.4)
Borrowed funds	594	868	(31.6)	206	234	(12.0)
Total interest expense	3,030	4,118	(26.4)	992	1,225	(19.0)

Net interest income	34,561	35,202	(1.8)	11,517	11,790	(2.3)
Provision for loan losses	1,755	754	132.8	874	225	288.4
Net interest income after provision for loan losses	32,806	34,448	(4.8)	10,643	11,565	(8.0)

Non-interest income:
Wealth management group fee income	5,448	5,170	5.4	1,813	1,668	8.7
Service charges on deposit accounts	3,378	3,143	7.5	1,222	1,111	10.0
Net gain on securities transactions	1	301	(99.7)	--	1	(100.0)
Net gain on sales of loans held for sale	425	270	57.4	134	126	6.3
Net gain (loss) on sales of other real estate owned	33	(72)	N/M	18	(68)	N/M
Casualty gains	--	790	(100.0)	--	10	(100.0)
Other	3,563	3,393	5.0	1,164	1,145	1.7
Total non-interest income	12,848	12,995	(1.1)	4,351	3,993	9.0

Non-interest expense:
Salaries and wages	14,138	13,711	3.1	4,721	4,662	1.3
Pension and other employee benefits	4,162	4,138	0.6	1,372	1,381	(0.7)
Net occupancy	4,016	3,849	4.3	1,315	1,269	3.6
Furniture and equipment	1,600	1,600	0.0	514	504	2.0
Data processing	3,433	3,279	4.7	1,192	972	22.6
Professional fees	713	695	2.6	188	186	1.1
Amortization of intangible assets	663	808	(17.9)	214	260	(17.7)
Marketing and advertising	782	916	(14.6)	297	271	9.6
Other real estate owned expense	138	286	(51.7)	76	154	(50.6)
FDIC insurance	625	615	1.6	206	205	0.5
Merger and acquisition expenses	217	30	N/M	217	22	N/M
Loan expenses	537	548	(2.0)	202	223	(9.4)
Other	3,905	3,678	6.2	1,299	1,232	5.4
Total non-interest expense	34,929	34,153	2.3	11,813	11,341	4.2

Income before income tax expense	10,725	13,290	(19.3)	3,181	4,217	(24.6)
Income tax expense	3,479	4,397	(20.9)	1,002	1,383	(27.5)
Net income	$ 7,246	$ 8,893	(18.5)	$ 2,179	$ 2,834	(23.1)

Basic and diluted earnings per share	$ 1.56	$ 1.92		$ 0.47	$ 0.61
Cash dividends declared per share	0.78	0.75		0.26	0.25
Average basic and diluted shares outstanding	4,658,199	4,639,985		4,660,336	4,641,547

N/M - not meaningful.

Chemung Financial Corporation
Consolidated Financial Highlights (Unaudited)
						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(Dollars in thousands, except share and per share data)	2013	2013	2013	2012	2012	2013	2012

RESULTS OF OPERATIONS
Interest income	$ 12,509	$ 12,333	$ 12,748	$ 12,757	$ 13,015	$ 37,591	$ 39,320
Interest expense	992	1,005	1,031	1,116	1,225	3,030	4,118
Net interest income	11,517	11,328	11,717	11,641	11,790	34,561	35,202
Provision for loan losses	874	450	431	74	225	1,755	754
Net interest income after provision for loan losses	10,643	10,878	11,286	11,567	11,565	32,806	34,448
Non-interest income	4,351	4,475	4,022	4,192	3,993	12,848	12,995
Non-interest expense	11,813	11,392	11,725	12,642	11,341	34,929	34,153
Income before income tax expense	3,181	3,961	3,583	3,117	4,217	10,725	13,290
Income tax expense	1,002	1,306	1,171	987	1,383	3,479	4,397
Net income	$ 2,179	$ 2,655	$ 2,412	$ 2,130	$ 2,834	$ 7,246	$ 8,893

Basic and diluted earnings per share	$ 0.47	$ 0.57	$ 0.52	$ 0.46	$ 0.61	$ 1.56	$ 1.92
Average basic and diluted shares outstanding	4,660,336	4,658,400	4,655,862	4,643,695	4,641,547	4,658,199	4,639,985

PERFORMANCE RATIOS
Return on average assets	0.67%	0.84%	0.77%	0.67%	0.89%	0.76%	0.95%
Return on average equity	6.45%	7.92%	7.37%	6.33%	8.53%	7.25%	9.12%
Return on average tangible equity (a)	8.04%	9.88%	9.24%	7.94%	10.76%	9.05%	11.57%
Efficiency ratio (b)	73.08%	72.09%	74.50%	79.85%	71.91%	73.22%	72.50%
Non-interest expense to average assets	3.65%	3.60%	3.75%	3.98%	3.57%	3.67%	3.65%
Loans to deposits	88.90%	88.54%	85.55%	85.53%	80.91%	88.90%	80.91%

YIELDS / RATES
Yield on loans	4.69%	4.77%	5.04%	5.02%	5.21%	4.83%	5.49%
Yield on investments	2.10%	2.10%	2.28%	2.23%	2.23%	2.16%	2.21%
Yield on interest-earning assets	4.17%	4.21%	4.43%	4.36%	4.46%	4.27%	4.58%
Cost of interest-bearing deposits	0.30%	0.31%	0.33%	0.36%	0.40%	0.31%	0.44%
Cost of borrowings	2.49%	2.80%	2.79%	2.74%	2.84%	2.68%	2.95%
Cost of interest-bearing liabilities	0.47%	0.49%	0.50%	0.54%	0.59%	0.49%	0.66%
Interest rate spread	3.70%	3.72%	3.93%	3.82%	3.87%	3.78%	3.92%
Net interest margin	3.84%	3.87%	4.07%	3.98%	4.04%	3.93%	4.10%

CAPITAL
Total equity to total assets at end of period	10.05%	10.55%	10.38%	10.50%	10.32%	10.05%	10.32%
Tangible equity to tangible assets at end of period (a)	8.25%	8.63%	8.47%	8.53%	8.39%	8.25%	8.39%

Book value per share	$ 28.93	$ 28.47	$ 28.54	$ 28.20	$ 28.62	$ 28.93	$ 28.62
Tangible book value per share	23.28	22.78	22.80	22.40	22.76	23.28	22.76
Period-end market value per share	34.63	33.49	33.90	29.89	23.77	34.63	23.77
Dividends declared per share	0.26	0.26	0.26	0.25	0.25	0.78	0.75

AVERAGE BALANCES
Loans (c)	$ 950,657	$ 929,439	$ 909,166	$ 888,515	$ 867,971	$ 929,906	$ 829,396
Earning assets	1,189,978	1,173,862	1,166,590	1,162,788	1,160,479	1,176,896	1,146,252
Total assets	1,283,577	1,269,472	1,266,379	1,264,125	1,262,648	1,273,206	1,250,232
Deposits	1,070,553	1,065,649	1,064,016	1,059,463	1,055,510	1,066,763	1,037,108
Total equity	133,955	134,392	132,783	133,799	132,186	133,714	130,218
Tangible equity (a)	107,528	107,746	105,913	106,703	104,827	107,068	102,650

ASSET QUALITY
Net charge-offs (recoveries)	$ 338	$ (45)	$ 39	$ 469	$ (210)	$ 332	$ (291)
Non-performing loans (d)	7,643	7,468	7,282	6,032	8,665	7,643	8,665
Non-performing assets (e)	8,207	8,056	7,847	6,597	9,599	8,207	9,599
Allowance for loan losses	11,856	11,320	10,825	10,433	10,828	11,856	10,828

Annualized net charge-offs to average loans	0.14%	(0.02)%	0.02%	0.21%	(0.10)%	0.05%	(0.05)%
Non-performing loans to total loans	0.79%	0.80%	0.79%	0.68%	0.99%	0.79%	0.99%
Non-performing assets to total assets	0.61%	0.64%	0.61%	0.53%	0.75%	0.61%	0.75%
Allowance for loan losses to total loans	1.23%	1.21%	1.17%	1.17%	1.24%	1.23%	1.24%
Allowance for loan losses to non-performing loans	155.12%	151.58%	148.65%	172.96%	124.96%	155.12%	124.96%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Efficiency ratio is non-interest expense less merger and acquisition expenses divided by the total of net interest income plus non-interest income less net gain on securities transactions less casualty gains.
(c) Loans include loans held for sale. Loans do not reflect the allowance for loan losses.
(d) Non-performing loans include non-accrual loans only.
(e) Non-performing assets include non-performing loans plus other real estate owned.
N/M – not meaningful.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The table below shows computations of tangible equity and tangible assets and certain related ratios, all of which are considered to be non-GAAP financial measures. The tangible equity to tangible assets ratio has become a focus of some investors and management believes this ratio may assist in analyzing the Corporation's capital position, absent the effects of intangible assets. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of results reported under GAAP. Because not all companies use identical calculations, the non-GAAP measures presented in the following table may not be comparable to those reported by other companies.

						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(Dollars in thousands, except per share data)	2013	2013	2013	2012	2012	2013	2012

TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$ 134,806	$ 132,679	$ 132,908	$ 131,115	$ 132,880	$ 134,806	$ 132,880
Less: intangible assets	(26,305)	(26,519)	(26,733)	(26,968)	(27,206)	(26,305)	(27,206)
Tangible equity (non-GAAP)	$ 108,501	$ 106,160	$ 106,175	$ 104,147	$ 105,674	$ 108,501	$ 105,674

Total assets (GAAP)	$ 1,341,091	$ 1,257,160	$ 1,279,972	$ 1,248,160	$ 1,286,980	$ 1,341,091	$ 1,286,980
Less: intangible assets	(26,305)	(26,519)	(26,733)	(26,968)	(27,206)	(26,305)	(27,206)
Tangible assets (non-GAAP)	$ 1,314,786	$ 1,230,641	$ 1,253,239	$ 1,221,192	$ 1,259,774	$ 1,314,786	$ 1,259,774

Total equity to total assets at end of period (GAAP)	10.05%	10.55%	10.38%	10.50%	10.32%	10.05%	10.32%
Book value per share (GAAP)	$ 28.93	$ 28.47	$ 28.54	$ 28.20	$ 28.62	$ 28.93	$ 28.62

Tangible equity to tangible assets at end of period (non-GAAP)	8.25%	8.63%	8.47%	8.53%	8.39%	8.25%	8.39%
Tangible book value per share (non-GAAP)	$ 23.28	$ 22.78	$ 22.80	$ 22.40	$ 22.76	$ 23.28	$ 22.76

TANGIBLE EQUITY AND TANGIBLE ASSETS
(AVERAGE)
Total shareholders' equity (GAAP)	$ 133,955	$ 134,392	$ 132,783	$ 133,799	$ 132,186	$ 133,714	$ 130,218
Less: intangible assets	(26,427)	(26,646)	(26,870)	(27,096)	(27,359)	(26,646)	(27,568)
Tangible equity (non-GAAP)	$ 107,528	$ 107,746	$ 105,913	$ 106,703	$ 104,827	$ 107,068	$ 102,650

Return on average equity (GAAP)	6.45%	7.92%	7.37%	6.33%	8.53%	7.25%	9.12%

Return on average tangible equity (non-GAAP)	8.04%	9.88%	9.24%	7.94%	10.76%	9.05%	11.57%
CONTACT: For further information contact:
         Karl F. Krebs, EVP and CFO
         kkrebs@chemungcanal.com
         Phone: 607-737-3714